Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (201) 706-8965 brian.tanner@hawaiiantel.com	Media Contact: Su Shin, Hawaiian Telcom (808) 546-2344 su.shin@hawaiiantel.com

For Immediate Release

Hawaiian Telcom Joins New Submarine Cable Consortium Linking Southeast Asia and US
Provides New Growth Opportunities and Secures Low Cost Network Capacity

HONOLULU (Thursday, August 28, 2014) — Hawaiian Telcom Holdco, Inc. (NASDAQ: HCOM), through its indirect wholly-owned subsidiary Hawaiian Telcom Services Company, Inc., has joined other international telecommunications companies to form the Southeast Asia — United States (SEA-US) consortium to build and operate a new trans-Pacific submarine cable system, connecting Indonesia, Philippines, Guam, Hawai‘i and California by the end of 2016.

Internet traffic is growing exponentially due to increased demand from broadband and mobile subscribers for video, applications and other online content.  This demand and the growing availability of increasing broadband speeds is leading to explosive growth in overall bandwidth demand.  The Asia-Pacific region is a leading driver of Internet traffic growth, which will continue to push trans-Pacific connectivity demand beyond existing capacities.  According to a recent global bandwidth forecast published by TeleGeography, trans-Pacific demand is expected to increase at a compounded annual rate of 33 percent between now and 2020.

Answering this demand, the SEA-US submarine cable system will deliver a state-of-the-art 100 Gigabytes per second (Gbps) ultra-long haul system that will provide an initial 20 Terabytes per second (Tbps) of capacity over approximately 15,000 kilometers of fiber.  As part of the consortium, Hawaiian Telcom will invest approximately $25 million over the multi-year construction period for a fractional ownership in the system.

The SEA-US system is strategically located along an underserved trans-Pacific route and will be the first submarine cable directly connecting Indonesia and the United States.  With a high concentration of existing trans-Pacific fiber cables on the Japan-United States route, this system will provide critical route diversity options allowing customers to reduce risk due to natural disasters from typhoons, earthquakes and tsunamis thereby helping to ensure stable connectivity.

“Hawaiian Telcom is proud to participate in this landmark project,” said Eric K. Yeaman, Hawaiian Telcom’s president and CEO.  “Our investment in the SEA-US submarine cable system furthers our strategy to invest in our network and systems and provides us with a unique opportunity to participate in the growing demand for trans-Pacific bandwidth.  The SEA-US system offers trans-Pacific bandwidth customers a new geographically diverse path that will enhance their networks’ resiliency.  The significant demand for this new capacity is evidenced by the strong indications of interest we have already received from carriers for purchasing such capacity.”

Investing in the SEA-US system will also allow Hawaiian Telcom to efficiently meet its internal long-term trans-Pacific capacity needs, as demand for increased bandwidth continues to grow.  Hawaiian Telcom is building a network to handle the requirements of its customers now and into the future.

“SEA-US enables us to cost-effectively meet our future bandwidth growth requirements and substantially lower our incremental cost of trans-Pacific IP transit capacity by participating as an owner and operator, rather than just a capacity purchaser,” added Yeaman.  “Our investment in this cable will provide the dual benefit of making valuable capacity available to our carriers and enterprise customers and supports our internal growth with faster and more technologically advanced connectivity.”

Other SEA-US consortium members include P.T. Telekomunikasi Indonesia International (Telin), Telkom USA, Globe Telecom, GTI Corporation, Teleguam Holdings, LLC (GTA), and RAM Telecom International (RTI).  NEC is the system supplier and integrator.  The total amount of investment in the SEA-US cable system is estimated to be approximately $250 million.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expected”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain, or expand its market position in communications services, including voice, video, Internet, data, wireless, and advanced communication and network services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s 2013 Annual Report on Form 10-K. The information contained in this release is as of August 28, 2014. It is anticipated that subsequent events and developments may cause estimates to change, and the Company undertakes no duty to update forward-looking statements.

About Hawaiian Telcom

Hawaiian Telcom, headquartered in Honolulu, is Hawai‘i’s leading provider of integrated communications, data center and entertainment solutions for business and residential customers. With roots in Hawai‘i beginning in 1883, the Company offers a full range of services including voice, video, Internet, data solutions, managed services, data center services including colocation and virtual private cloud, and other cloud-based services, and wireless supported by the reach and reliability of its network and Hawai‘i’s only 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience.  For more information, visit www.hawaiiantel.com.

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